Exhibit 10.35

SARA LEE CORPORATION

FORM OF RESTRICTED STOCK UNIT GRANT NOTICE & AGREEMENT

FY 06-08 LTRSU

(“Participant”)

This Restricted Stock Unit (RSU) Grant Notice made this August 25, 2005 (“Award Date”), by Sara Lee Corporation, a Maryland Corporation (“Corporation”) to Participant is evidence of an award made under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Plan”) which is incorporated into this Grant Notice and Agreement by reference. A copy of the Plan has been provided to the Participant and is also available from the Sara Lee Corporate Compensation department.

1. Restricted Stock Unit Award. Subject to the restrictions, limitations, terms and conditions specified in the FY06-08 LTRSU Program Description (“Program Description”), the Plan and this Grant Notice, the Corporation hereby awards to the Participant as of the Award Date restricted stock units (RSUs)

from the FY06-08 LTRSU grant

which vest as follows:

         RSUs on Aug-31, 2006

         RSUs on Aug-31, 2007

         RSUs on Aug-31, 2008

which are considered Stock Awards under the Plan. These RSUs will remain restricted until the end of each Vesting Date (“Vesting Date”).

Prior to the Vesting Dates, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.

2. Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan, Dividend Equivalents payable on the RSUs will be accrued on behalf of the Participant at the time that dividends are otherwise paid to owners of Sara Lee Corporation common stock.

3. Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares with a market value not less than the amount of such taxes. Any cash from Dividend Equivalents remaining after withholding taxes are paid will be paid in cash to the Participant. The net number of shares of Sara Lee Corporation stock to be distributed will be delivered to the Participant as soon as practicable after each of the Vesting Dates. If withholding of taxes is not required, none will be taken and the gross number of shares will be distributed. The Participant is personally responsible for the proper reporting and payment of all taxes related to distribution.

4. Election to Defer Distribution. If the distribution is subject to U.S. tax law, the Participant may elect to defer the distribution of some or all of the RSUs vesting in the second or third tranche. Such election must be received in writing by the Corporation no later than 12 months prior to each of the eligible Vesting Dates. The deferral, if elected, will result in the transfer of the RSUs into the Corporation’s Executive Deferred Compensation Plan’s Stock Equivalent Fund in effect at the time the RSUs would have otherwise been distributed. The Executive Deferred Compensation Plan rules will govern the administration of this award beginning on the date the RSUs are credited to the Executive Deferred Compensation Plan.

5. Death, Total Disability or Retirement. If you cease active employment with the Corporation, because of your death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable), the award will vest immediately and be distributed to you or your estate as soon as practical. In the case of your attaining age 55 or older and, if you have at least 10 years of service with the Corporation when your employment terminates or attain age 65 regardless of service, the award will continue to vest after your termination. These provisions apply only to awards under the FY06-08 LTRSU; other types of RSU awards may have different provisions.

6. Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.

(a) Involuntary Termination. If your employment with the Company is terminated by the Company and you are eligible to receive severance benefits under the Sara Lee Corporation Severance Plan for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for A & B Level Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Company (collectively, a “Severance Event Termination”), you will receive a prorated portion of the non-vested shares after the vesting date(s).

In the event your employment with the Company is terminated as a result of the sale, closing or spin-off of a division, business unit or other component of the Company, all RSUs will vest as of the closing date of the transaction and be distributed as soon as practicable after the closing date of the transaction, unless otherwise determined by the Company. This provision does not apply with respect to any transaction that would be considered a Change of Control as defined in Article X of the Plan.

(b) Voluntary Termination and Non-Severance Event Termination. If your employment terminates for reasons other than those described above (i.e., you voluntarily terminate your employment with the Company or your employment is terminated by the Company and you are not eligible for severance pay under any of the Company’s severance plans), then the non-vested portion of this RSU award shall be canceled on the date of your termination of employment.

7. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Corporation, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Corporation, (2) violating any Corporation policies, (3) soliciting any present or future employees or customers of the Corporation to terminate such employment or business relationship(s) with the Corporation, (4) disclosing or misusing any confidential information regarding the Corporation, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Corporation (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this RSU award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) if the misconduct occurred within 6 months of a RSU Vesting Date, you shall pay to the Corporation in cash any financial gain you realized from the vesting of the RSU. For purposes of this section, financial gain shall equal, the difference between the fair market value of the Common Stock on the Vesting Date, multiplied by the number of RSUs actually distributed pursuant to this award, reduced by any taxes paid in countries other than the United States which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this RSU, you consent to and authorize the Corporation to deduct from any amounts payable by the Corporation to you, any amounts you owe to the Corporation under this section. This right of set-off is in addition to any other remedies the Corporation may have against you for your breach of this Agreement.

8. Rights as a Stockholder. You will have no rights as a stockholder with respect to any RSUs until and unless ownership of such RSUs have been transferred to you.

9. Conformity with the Plan. This award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Any inconsistencies between this Grant Notice, the Plan or the Program Description shall be resolved in accordance with the terms of the Plan. By your acceptance of this Grant Notice, you agree to be bound by all of the terms of this Grant Notice, the Plan and Program Description.

10. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan, this Grant Notice or the Program

Description will be determined and resolved by the Compensation and Employee Benefits Committee of the Corporation’s Board of Directors (“Committee”). Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.

11. Employment Rights. Nothing in the Plan, this Grant Notice or the Program Description confers on any Participant any right to continue in the employ of the Corporation or in any way affects the Corporation’s right to terminate the Participant’s employment without prior notice any time for any reason.

12. Miscellaneous.

(a) Modification. This RSU grant is documented by the minutes of the Committee and or as approved by the CEO for non-corporate officers, which records are the final determinant of the number of RSUs granted and the conditions of this grant. The Committee may amend or modify this RSU grant in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such RSUs, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and paragraph 13, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13. Amendment. Notwithstanding anything in the Plan, the Program Description or this Grnat Notice to the contrary, this award may be amended by the Corporation without the consent of the Participant, including but not limited to modifications to any of the rights granted to the Participant under this award, at such time and in such manner as the Corporation may consider necessary or desirable to reflect changes in law.

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